Exhibit T3C.1

AEGERION PHARMACEUTICALS. INC.,

THE GUARANTOR PARTIES HERETO

and

[TRUSTEE’S LEGAL NAME]

as Trustee

INDENTURE

Dated as of [closing date]

5.00% Convertible Senior Notes due [maturity year]*

* Insert the calendar year of the 11th scheduled Interest Payment Date.

CROSS REFERENCE TABLE*

Trust Indenture Act Section		Indenture Section

310	(a)(1)	11.09
	(a)(2)	11.09
	(a)(3)	N/A
	(a)(4)	N/A
	(a)(5)	N/A
	(b)	11.09, 11.03
	(c)	N/A
311	(a)	11.03
	(b)	11.03
	(c)	N/A
312	(a)	2.08
	(b)	N/A
	(c)	N/A
313	(a)	N/A
	(b)(1)	N/A
	(b)(2)	N/A
	(c)	N/A
	(d)	N/A
314	(a)	3.02(A)
	(b)	N/A
	(c)(1)	12.02(A)
	(c)(2)	12.02(B)
	(c)(3)	N/A
	(d)	N/A
	(e)	12.02(A), 12.02(B)
	(f)	N/A
315	(a)	11.01(B)
	(b)	11.05
	(c)	11.01(A)
	(d)	11.01(C)
	(e)	7.12
316	(a) (last sentence)	2.15
	(a)(1)(A)	7.06
	(a)(1)(B)	7.05
	(a)(2)	N/A
	(b)	7.08
	(c)	N/A
317	(a)(1)	7.09
	(a)(2)	7.10
	(b)	2.07
318	(a)	N/A
	(b)	12.17
	(c)	N/A

N/A means not applicable.
* This Cross Reference Table is not part of the Indenture.

TABLE OF CONTENTS

Page

Article 1.	Definitions; Rules of Construction	1

Section 1.01.	Definitions.	1
Section 1.02.	Other Definitions.	16
Section 1.03.	Rules of Construction.	17

Article 2.	The Notes	18

Article 3.	Covenants	30

i

Article 4.	Repurchase and Redemption	38

Section 4.01.	No Sinking Fund.	38
Section 4.02.	Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change.	38
Section 4.03.	Right of the Company to Redeem the Notes.	42

Article 5.	Conversion	46

Article 6.	Successors	65

Section 6.01.	When the Company May Merge, Etc.	65
Section 6.02.	Successor Corporation Substituted.	66

Article 7.	Defaults and Remedies	66

Article 8.	Amendments, Supplements and Waivers	73

ii

Article 9.	Guarantees	76

Article 10.	Satisfaction and Discharge	80

Section 10.01.	Termination of Company’s Obligations.	80
Section 10.02.	Repayment to Company.	80
Section 10.03.	Reinstatement.	80

Article 11.	Trustee	81

Article 12.	Miscellaneous	85

Exhibits

Exhibit A: Form of Note	A-1

Exhibit B: Form of Global Note Legend	B-1

iii

INDENTURE, dated as of [closing date], among Aegerion Pharmaceuticals, Inc., a Delaware corporation, as issuer (the “Company”), [New Parent], a company incorporated in England and Wales (the “Parent”), Amryt Pharma plc, a company incorporated in England and Wales (“Old Parent”), the additional guarantors listed on the signature pages hereto, as guarantors (together with the Parent and Old Parent, the “Guarantors”), and [trustee’s legal name], as trustee (the “Trustee”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Company’s 5.00% Convertible Senior Notes due [maturity year] (the “Notes”).

Article 1.     DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.   Definitions.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 3.03.

“Affiliate” has the meaning set forth in Rule 144 as in effect on the Issue Date.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Sale Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction.

“Authorized Denomination” means, with respect to a Note, a principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday or (iii) any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Person, all monetary or financial obligations of such Person and its Subsidiaries under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty; provided that any obligations that were not required to be included on the balance sheet of such Person as capital lease obligations when incurred but are subsequently re-characterized as capital lease obligations due to a change in accounting rules after the Issue Date shall for all purposes hereunder not be treated as a Capital Lease Obligation.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means any of the following: (A) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (B) securities with maturities of 365 days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (C) commercial paper maturing not more than two hundred and seventy (270) days from the date of issue and issued by a corporation (other than an Affiliate of the Company or any Guarantor) organized under the laws of any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 2 or higher by S&P, P 2 or higher by Moody’s or F2 or higher by Fitch, (D) money market mutual or similar funds that invest substantially all of their assets in one or more type of securities satisfying the requirements of clauses (A) through (C) of this definition, (E) Investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clause (A) of this definition, (F) agencies (LSE’s), State (municipal bonds), or corporate bonds having a long term rating of at least A- or A3 from S&P, Moody’s or Fitch, having maturities of not more than fifteen (15) months from the date of acquisition and (G) money market funds having a rating of AAAm/Aaa or better from S&P, Moody’s or Fitch.

“Change in Tax Law” means any change or amendment in the laws, rules or regulations of a Relevant Taxing Jurisdiction, or any change in an official written interpretation, administration or application of such laws, rules or regulations by any legislative body, court, governmental taxing authority or regulatory or administrative authority of such Relevant Taxing Jurisdiction (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative interpretation or determination) affecting taxation, which change or amendment (A) had not been theretofore publicly announced; and (B) becomes effective on or after [closing date] (or, if the Relevant Taxing Jurisdiction was not a Relevant Taxing Jurisdiction on such date, the date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction).

“Close of Business” means 5:00 p.m., New York City time.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one (1) of its Officers and delivered to the Trustee.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 2,001 Ordinary Shares per $1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.2

“Conversion Share” means any Ordinary Share issued or issuable upon conversion of any Note.

“Cumulative Credit” means the sum of (without duplication) (A) five million dollars ($5,000,000) and (B) fifty percent (50%) of the consolidated net income of the Parent for the period from [ ● ]3 to the end of the Company’s most recently ended fiscal quarter for which financials statements have been delivered in accordance with Section 3.02(A) at the time of such Restricted Payment.

“CVR Indebtedness” means [ ● ].

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Conversion Value for such VWAP Trading Day.

“Daily Conversion Value” means, with respect to any VWAP Trading Day, one-twentieth (1/20th) of the product of (A) the Conversion Rate on such VWAP Trading Day; and (B) the Daily VWAP per Ordinary Share on such VWAP Trading Day.

2 This conversion ratio is intended to reflect a 20% premium to the implied recapitalization equity valuation of the Parent, after giving effect to the Transaction (as defined in the Restructuring Support Agreement), and it shall be adjusted for any reverse share split or share offering occurring prior to issuance and in accordance with the final conversion share price and the examples as set forth in the corresponding term sheet.
3 Insert the day after the most recently ended fiscal quarter preceding the Issue Date.

“Daily Maximum Cash Amount” means, with respect to the conversion of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such conversion by (B) twenty (20).

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day.  For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Ordinary Shares on the Relevant Stock Exchange in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one Ordinary Share on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company, which may include any of the Investors).  The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.  The Daily VWAP for any VWAP Trading Day will be expressed in U.S. dollars and, if expressed in a different currency for such VWAP Trading Day as determined above (which, for the avoidance of doubt, will be the case at the time the Notes are initially issued), will be translated to U.S. dollars at the Prevailing Exchange Rate on such VWAP Trading Day.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes; provided, however, that the Company may, from time to time, change the Default Settlement Method by sending notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent.

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any conversion, transfer, exchange or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by the Parent or any of its Subsidiaries (including any Sale Leaseback and any sale of Equity Interests, but excluding any issuance by the Company or a Guarantor of its own Equity Interests).

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case, excluding the Notes, and any refinancings thereof.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Ordinary Shares, the first date on which the Ordinary Shares trade on the Relevant Stock Exchange (or, if there is no Relevant Stock Exchange, on the other applicable exchange or in the applicable market), regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange).  For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Ordinary Shares under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three (3) months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six (6) month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time), and such Note (x) is not identified by a “restricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears a restricted note legend.

“Fundamental Change” means any of the following events:

(A)        a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Parent or its Wholly Owned Subsidiaries, or their respective employee benefit plans, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Parent’s common equity representing more than fifty percent (50%) of the voting power of all of the Parent’s then-outstanding common equity; provided, however, that, for these purposes, no “person” or “group” will be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(B)         the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person, other than solely to one or more of the Parent’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Ordinary Shares are exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than changes resulting solely from a subdivision or combination, or a change in par value, of the Ordinary Shares); provided, however, that any merger, consolidation, share exchange or combination of the Parent pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Parent’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C)         the Parent’s shareholders approve any plan or proposal for the liquidation or dissolution of the Parent; or

(D)         the Ordinary Shares cease to be listed on any Permitted Exchange;

provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Ordinary Shares (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock or ordinary shares listed (or depositary receipts representing shares of common stock or ordinary shares, which depositary receipts are listed) on any Permitted Exchange, or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes an Ordinary Share Change Event whose Reference Property consists of such consideration.

Notwithstanding the foregoing, the transactions contemplated by the Plan (including the establishment of a holding company above the Parent) shall not be deemed, individually or in the aggregate, to constitute a Fundamental Change.

For purposes of clause (A) of the definition of Fundamental Change, no Fundamental Change shall be deemed to occur as a result of any of Athyrium Capital Management, LP or its affiliates or Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P. or Highbridge SCF Special Situations SPV, L.P., or their respective affiliates, or any combination of the foregoing persons, becoming the “beneficial owner” of more than 50% of the voting power of all of the Parent’s then-outstanding common equity.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B.

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes pursuant to Article 9.

“Guarantor” means the Persons named as such in the first paragraph of this Indenture, each other Person that becomes a Guarantor by executing an amended or supplemental indenture pursuant to Sections 8.01(B) and 9.03 and, subject to Section 9.04, the successors and assigns of the foregoing.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and other accrued liabilities incurred in the ordinary course of business not past due for more than one hundred twenty (120) days after its stated due date (except for accounts payable contested in good faith), (ii) any earn-out obligation until such obligation is both required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP and not paid after becoming due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers or employees), (e) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed but, in the case of Indebtedness which is not assumed by such Person, limited to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, (f) all guarantees by such Person of Indebtedness of others, (g) all Attributable Indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (excluding the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement) and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, surety bonds and performance bonds, whether or not matured.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Anything herein to the contrary notwithstanding, obligations in respect of any Indebtedness that has been irrevocably defeased (either covenant or legal) or satisfied and discharged pursuant to the terms of the instrument creating or governing such Indebtedness shall not constitute Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” in any Person, means any loan or advance to such Person, any purchase or other acquisition of any voting Equity Interests or other Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person.

“Investors” means existing unsecured creditors of the Company, other than the Department of Justice and other governmental entities and trade creditors, allocated (a) on a pro rata basis based on the respective principal or face amount of the respective unsecured claims and (b) dollar for dollar in the case of the existing $22.5 million roll up loans under the Company’s secured bridge financing that was funded in November 2018 (plus accrued fees and interest thereon, estimated to be approximately $500,000) and any amounts funded under the debtor-in-possession financing upon the emergence of the Company’s bankruptcy case that are not paid in full in cash on the Plan effective date.

“Interest Payment Date” means, with respect to a Note, each [Interest Payment Date #1]4 and [Interest Payment Date #2]5 of each year, commencing on [first interest payment of Initial Notes]6 (or commencing on such other date specified in the certificate representing such Note).  For the avoidance of doubt the Maturity Date is an Interest Payment Date.

4 Insert the calendar month and day determined as follows: (i) if the Issue Date is before the 15th day of a calendar month and on or after the first day of that calendar month, then insert the 15th day of that calendar month; and (ii) otherwise, insert the first day of the next calendar month.
5 Insert the calendar month and day falling exactly six months after the date described in the previous footnote.
6 Insert the month, day and year of the first interest payment date described in the previous two footnotes that occurs more than six months after the Issue Date.

“Issue Date” means [closing date].

“Last Original Issue Date” means (A) with respect to any Notes issued pursuant to the Plan, and any Notes issued in exchange therefor or in substitution thereof, the Issue Date and (B) with respect to any Notes issued pursuant to Section 2.03(B), and any Notes issued in exchange therefor or in substitution thereof, either (i) the date such Notes are originally issued or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Ordinary Shares for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Ordinary Shares on such Trading Day as reported in composite transactions for the Relevant Stock Exchange.  If the Last Reported Sale Price cannot be determined pursuant to the previous sentence, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per Ordinary Share on such Trading Day from each of at least three (3) nationally recognized independent investment banking firms selected by the Company, which may include any of the Investors.  Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.  The Last Reported Sale Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.  The Last Reported Sale Price for any Trading Day will be expressed in U.S. dollars and, if expressed in a different currency for such Trading Day as determined above (which, for the avoidance of doubt, will be the case at the time the Notes are initially issued), will be translated to U.S. dollars at the Prevailing Exchange Rate on such Trading Day.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of the definition thereof); or (B) the sending of a Redemption Notice pursuant to Section 4.03(G); provided, however, that the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called for Redemption pursuant to such Redemption Notice and not with respect to any other Notes.

“Make-Whole Fundamental Change Conversion Period” has the following meaning:

(A)        in the case of a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, but excluding, the related Fundamental Change Repurchase Date); and

(B)        in the case of a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption, to, and including, the Business Day immediately before the related Redemption Date;

provided, however, that if the Conversion Date for the conversion of a Note occurs during the Make-Whole Fundamental Change Conversion Period for both a Make-Whole Fundamental Change occurring pursuant to clause (A) of the definition of “Make-Whole Fundamental Change” and a Make-Whole Fundamental Change occurring pursuant to clause (B) of such definition, then, notwithstanding anything to the contrary in Section 5.07, solely for purposes of such conversion, (x) such Conversion Date will be deemed to occur solely during the Make-Whole Fundamental Change Conversion Period for the Make-Whole Fundamental Change with the earlier Make-Whole Fundamental Change Effective Date; and (y) the Make-Whole Fundamental Change with the later Make-Whole Fundamental Change Effective Date will be deemed not to have occurred (unless the converting Holder notifies the Company to the contrary concurrently on the Conversion Date); provided, further, that if a Holder provides a notice of waiver of the provisions set forth in Section 5.08(A) during any Make-Whole Fundamental Change Conversion Period, such notice shall constitute a Conversion Date occurring during such Make-Whole Fundamental Change Conversion Period and the Company will deliver the relevant Conversion Consideration following the completion of the 61 calendar day notice period.

“Make-Whole Fundamental Change Effective Date” means (A) with respect to a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (B) with respect to a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Redemption Notice Date.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the Relevant Stock Exchange, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares.

“Maturity Date” means [maturity date].7

“Nasdaq” means the NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors).

7 Insert the date of the 11th scheduled Interest Payment Date.

“Net Cash Proceeds” means, with respect to the Disposition of any asset by the Company or any Guarantor the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (w) the principal amount of any Indebtedness permitted by this Agreement that is secured by a lien on the asset subject to such Disposition and that is repaid (and is timely repaid) in connection therewith (other than the Notes), (x) the actual out of pocket expenses actually incurred and paid by the Parent or any of its Subsidiaries in connection with such Disposition (including, reasonable attorney’s, accountant’s and other similar professional advisor’s fees, investment banking fees, transfer taxes and other customary fees) to third parties (other than the Company, the Guarantors or any of their respective Affiliates), (y) taxes actually paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith with respect to the current tax year as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such Disposition; provided that, if the amount of any estimated taxes pursuant to this subclause (y) exceeds the amount of taxes actually required to be paid in cash, the aggregate amount of such excess shall constitute Net Cash Proceeds and (z) any reasonable reserve actually maintained in respect of (1) the sale price of such asset or assets established in accordance with GAAP, and (2) any liabilities associated with such asset or assets and retained by the Parent or any of its Subsidiaries after such sale or other Disposition thereof, including pension and other post employment benefit liabilities and liabilities related against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (a) received upon the Disposition of any non cash consideration received by such Person in any such Disposition, and (b) received upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in subclause (z) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two (2) years after such Disposition, the amount of such reserve.

“Note Agent” means any Registrar, Paying Agent or Conversion Agent.

“Notes” means the 5.00% Convertible Senior Notes due [maturity year] issued by the Company pursuant to this Indenture.

“Observation Period” means, with respect to any Note to be converted, (A) subject to clause (B) below, if the Conversion Date for such Note occurs on or before the twenty-fifth (25th) Scheduled Trading Day immediately before the Maturity Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the third (3rd) VWAP Trading Day immediately after such Conversion Date; (B) if such Conversion Date occurs on or after the date the Company has sent a Redemption Notice calling such Note for Redemption pursuant to Section 4.03(G) and before the related Redemption Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the twenty-first (21st) Scheduled Trading Day immediately before such Redemption Date; and (C) subject to clause (B) above, if such Conversion Date occurs after the twenty-fifth (25th) Scheduled Trading Day immediately before the Maturity Date, the twenty (20) consecutive VWAP Trading Days beginning on, and including, the twenty-first (21st) Scheduled Trading Day immediately before the Maturity Date.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company; provided, that in the case of an Officer’s Certificate delivered pursuant to Section 3.05, Officer shall mean the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one (1) of its Officers and that meets the requirements of Section 12.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) reasonably acceptable to the Trustee, that meets the requirements of Section 12.03, subject to customary qualifications and exclusions.

“Ordinary Shares” means the ordinary shares of the Parent, subject to Section 5.09.

“Parent” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Parent Board” means the board of directors of Parent or a committee of such board duly authorized to act on behalf of such board.

“Permitted Exchange” means the London Stock Exchange’s AIM Market, the Irish Stock Exchange’s Enterprise Securities Market, The New York Stock Exchange or Nasdaq (or any of their respective successors).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.  Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Indenture.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Plan” means the plan of reorganization filed with respect to the Company’s Chapter 11 bankruptcy case and confirmed by a final order.

“Prevailing Exchange Rate” means, for purposes of translating, as of any date, any amount in non-U.S. currency to U.S. dollars, the spot mid rate of exchange between such currencies prevailing as of 9am, New York City time, on such date, as displayed on, or derived from, Bloomberg page “BFIX” (or, if such page is not available, its equivalent successor page) in respect of such currencies. If such rate cannot be determined as provided in the immediately preceding sentence on such date (which, for the purpose of this definition, will be deemed to be the “Affected Day”), then the Prevailing Exchange Rate for such date will be determined mutatis mutandis but with respect to the immediately preceding day on which such rate can be so determined; provided, however, that, if such immediately preceding day is before the fifth day before such Affected Day, or, if such rate cannot be so determined, then the Prevailing Exchange Rate will be determined in such other manner as prescribed in good faith by an independent advisor.

“Redemption” means the repurchase of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Redemption.

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03.

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(F).

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on [Interest Payment Date #1], the immediately preceding [Regular Record Date #1]; and (B) if such Interest Payment Date occurs on [Interest Payment Date #2], the immediately preceding [Regular Record Date #2].

“Relevant Stock Exchange” means (i) the London Stock Exchange’s AIM Market, or (ii) if the Ordinary Shares are not then listed on the London Stock Exchange’s AIM Market, the principal exchange or other market on which the Ordinary Shares are then listed or admitted for trading (and, in the case of this clause (ii), the identity of the Relevant Stock Exchange will be determined by the Trustee or, if the Trustee determines in its sole discretion that it cannot perform such determination in such capacity, an independent advisor); provided that if the Ordinary Shares or American Depositary Receipts representing Ordinary Shares (“ADRs”) are at any time listed on Nasdaq, references to the London Stock Exchange’s AIM Market in this definition shall be deemed to be replaced with Nasdaq unless, as of any relevant date of determination, the aggregate share trading volume of the Ordinary Shares for the preceding twenty (20) Trading Days on the London Stock Exchange’s AIM Market exceeds that on Nasdaq.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Responsible Officer” means (A) any officer within the [Corporate Trust Administration] of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers; and (B) with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject.

“Restricted Payment” means any:

(A)        dividend or other distribution (whether in cash, securities or other property), Spin-Offs, split-offs and optional redemptions (and optional prepayments) of subordinated Indebtedness or any payment (whether in cash, securities or other property), in each case, with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase); and

(B)         payment of any management or similar type fees by the Company or any Guarantors to any parent Affiliate thereof that is not a Guarantor.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Parent or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the Relevant Stock Exchange.  If the Ordinary Shares are not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Conversion Share.

“Senior Secured Credit Facility” means [ ● ].

“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional Ordinary Share), as determined by the Company in U.S. dollars.

“Share Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Ordinary Shares receive only cash in consideration for their Ordinary Shares in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Share Price is the amount of cash paid per Ordinary Share in such Make-Whole Fundamental Change; and (B) in all other cases, the Share Price is the average of the Last Reported Sale Prices per Ordinary Share for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest and other similar liabilities related thereto).

“Tax Redemption” means the Redemption of any Note pursuant to Section 4.03(C).

“Trading Day” means any day on which (A) there is no Market Disruption Event; and (B) trading in the Ordinary Shares generally occurs on the Relevant Stock Exchange.  If the Ordinary Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the Relevant Stock Exchange to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Ordinary Shares or in any options contracts or futures contracts relating to the Ordinary Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Ordinary Shares generally occurs on the Relevant Stock Exchange.  If the Ordinary Shares are not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02.   Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.04(A)
“Additional Shares”	5.07(A)
“Business Combination Event”	6.01(A)
“Cash Settlement”	5.03(A)
“Combination Settlement”	5.03(A)
“Conversion Agent”	2.06(A)
“Conversion Consideration”	5.03(B)
“Default Interest”	2.05(B)
“Defaulted Amount”	2.05(B)
“Event of Default”	7.01(A)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“FATCA”	3.04(A)(iv)
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“Guaranteed Obligations”	9.04(A)
“Guarantor Business Combination Event”	9.04(A)
“Initial Notes”	2.03(A)
“Junior Indebtedness”	3.13(C)
“Ordinary Share Change Event”	5.09(A)
“Other Taxes”	3.04(B)
“Paying Agent”	2.06(A)
“Physical Settlement”	5.03(A)
“Redemption Notice”	4.03(G)
“Reference Property”	5.09(A)
“Reference Property Unit”	5.09(A)
“Register”	2.06(B)
“Registrar”	2.06(A)
“Relevant Taxing Jurisdiction”	3.04(A)
“Reporting Event of Default”	7.03(A)
“Specified Courts”	12.07

“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Corporation”	6.01(A)
“Successor Person”	5.09(A)
“Tax Redemption Opt-Out Election”	4.03(C)(ii)
“Tax Redemption Opt-Out Election Notice”	4.03(C)(ii)(1)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)

Section 1.03.   Rules of Construction.

For purposes of this Indenture:

(A)         “or” is not exclusive;

(B)         “including” means “including without limitation”;

(C)         “will” expresses a command;

(D)         the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E)         a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(F)          words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(G)         “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(H)         references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(I)          the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture; and

(J)          the term “interest,” when used with respect to a Note, includes any Additional Interest and Special Interest, unless the context requires otherwise.

For purposes of this Indenture, the following terms of the Trust Indenture Act have the following meanings:

(i)           “Commission” means the SEC;

(ii)         “indenture securities” means the Notes;

(iii)         “indenture security holder” means a Holder;

(iv)         “indenture to be qualified” means this Indenture;

(v)          “indenture trustee” or “institutional trustee” means the Trustee; and

(vi)         “obligor” on the indenture securities means the Company.

All other terms used in this Indenture that are defined by the Trust Indenture Act (including by reference to another statute) or the related rules of the SEC, and not defined in this Indenture, have the respective meanings so defined by the Trust Indenture Act or such rules.

Article 2.     THE NOTES

Section 2.01.   Form, Dating and Denominations.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A.  The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.  Each Note will be dated as of the date of its authentication.

Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes.  Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02.   Execution, Authentication and Delivery.

(A)        Due Execution by the Company.  At least one (1) duly authorized Officer will sign the Notes on behalf of the Company by manual or facsimile signature.  A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B)         Authentication by the Trustee and Delivery.

(i)          No Note will be valid until it is authenticated by the Trustee.  A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii)           The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated.  If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii)          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes.  A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee.  Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authentication agent was validly appointed to undertake.

Section 2.03.   Initial Notes and Additional Notes.

(A)       Initial Notes.  On the Issue Date, there will be originally issued one hundred twenty five million dollars ($125,000,000) aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02).  Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B)        Additional Notes.  The Company may, subject to the provisions of this Indenture (including Section 2.02), originally issue additional Notes with the same terms as the initial Notes (except, to the extent applicable, with respect to the date as of which interest begins to accrue on such additional Notes and the first Interest Payment Date and the Last Original Issue Date of such additional Notes), which additional Notes will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other, Notes issued under this Indenture; provided, however, that if any such additional Notes are not fungible with other Notes issued under this Indenture for federal income tax or federal securities laws purposes, then such additional Notes will be identified by a separate CUSIP number or by no CUSIP number.

Section 2.04.   Method of Payment.

(A)        Global Notes.  The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B)         Physical Notes.  The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register.  To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; (y) with respect to any cash Conversion Consideration, the relevant Conversion Date; and (z) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

Section 2.05.   Accrual of Interest; Defaulted Amounts; When Payment Date is Not a Business Day.

(A)        Accrual of Interest.  Each Note will accrue interest at a rate per annum equal to 5.00% (the “Stated Interest”), plus any Additional Interest and Special Interest that may accrue pursuant to Sections 3.03 and 7.03, respectively.  Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (ii) be, subject to Sections 4.02(D), 4.03(F) and 5.02(D) (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date.  Stated Interest, and, if applicable, Additional Interest and Special Interest, on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B)         Defaulted Amounts.  If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than fifteen (15), nor less than ten (10), calendar days before such payment date; and (iv) at least fifteen (15) calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(C)         Delay of Payment when Payment Date is Not a Business Day.  If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.  Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

Section 2.06.   Registrar, Paying Agent and Conversion Agent.

(A)        Generally.  The Company will maintain (i) an office or agency in the continental United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the continental United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the continental United States where Notes may be presented for conversion (the “Conversion Agent”).  If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such.  For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent.

(B)        Duties of the Registrar.  The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes.  Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes.  The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C)        Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents.  The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture.  Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder.  The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D)         Initial Appointments.  The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent.

Section 2.07.   Paying Agent and Conversion Agent to Hold Property in Trust.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery.  The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property.  If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively.  Upon the occurrence of any event pursuant to in clause (ix) or (x) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent or Conversion Agent, as applicable, for the Notes.

Section 2.08.   Holder Lists.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven (7) Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09.   Legends.

(A)         Global Note Legend.  Each Global Note will bear the Global Note Legend (or any similar legend required by the Depositary for such Global Note).

(B)         Other Legends.  A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(C)         Acknowledgement and Agreement by the Holders.  A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

Section 2.10.   Transfers and Exchanges; Certain Transfer Restrictions.

(A)         Provisions Applicable to All Transfers and Exchanges.

(i)             Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii)          Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii)          The Company, the Guarantors, the Trustee and the Note Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company, the Guarantors, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Sections 2.11, 2.16 or 8.05 not involving any transfer.

(iv)           Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v)          The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vi)           Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii)          Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable after the date of such satisfaction.

(B)         Transfers and Exchanges of Global Notes.

(i)          Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:

(1)          (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation;

(2)         an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3)           the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii)           Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1)          the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.14);

(2)          if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3)          if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4)          if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that are in Authorized Denominations (not to exceed, in the aggregate, the principal amount of such Global Note to be so exchanged), are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures) and bear each legend, if any, required by Section 2.09.

(iii)          Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C)         Transfers and Exchanges of Physical Notes.

(i)            Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1)           surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2)           deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii)           Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1)           such old Physical Note will be promptly cancelled pursuant to Section 2.14;

(2)         if such old Physical Note is to be transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3)           in the case of a transfer:

(a)          to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by Section 2.09; and

(b)          to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4)         in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D)        Requirement of Affiliates to Deliver Documentation and Other Evidence.  If a Holder of any Note that is an Affiliate requests to register the transfer of such Note to the name of another Person, then the Company, the Guarantors, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Guarantors, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, the Guarantors, the Trustee and the Registrar may reasonably require to determine that such transfer complies with the Securities Act and other applicable securities laws.

(E)         Transfers of Notes Subject to Redemption, Repurchase or Conversion.  Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Guarantors, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11.   Exchange and Cancellation of Notes to Be Converted, Redeemed or Repurchased.

(A)       Partial Conversions, Redemptions and Repurchases of Physical Notes.  If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion, Redemption or repurchase, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted, redeemed or repurchased, as applicable, which Physical Note will be converted, redeemed or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion, Redemption or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.17.

(B)         Cancellation of Converted, Redeemed and Repurchased Notes.

(i)          Physical Notes.  If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.17 and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.14; and (2) in the case of a partial conversion, Redemption or repurchase, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii)          Global Notes.  If a Global Note (or any portion thereof) is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.17, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so converted, redeemed or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.14).

Section 2.12.   Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Trustee and the Company.  In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced.

Every replacement Note issued pursuant to this Section 2.12 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.13.   Registered Holders; Certain Rights with Respect to Global Notes.

Only the Holder of a Note will have rights under this Indenture as the owner of such Note.  Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Guarantors, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Section 2.14.   Cancellation.

Without limiting the generality of Section 3.08, the Company may at any time deliver Notes to the Trustee for cancellation.  The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion.  The Trustee will promptly cancel all Notes so surrendered to it in accordance with its customary procedures.  Without limiting the generality of Section 2.03(B), the Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.15.   Notes Held by the Company.

Without limiting the generality of Section 3.08, in determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.16.   Temporary Notes.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes.  Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes.  Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.17.   Outstanding Notes.

(A)        Generally.  The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.14; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.17.

(B)         Replaced Notes.  If a Note is replaced pursuant to Section 2.12, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C)         Maturing Notes and Notes Called for Redemption or Subject to Repurchase.  If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 4.02(D), 4.03(F) or 5.02(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D)        Notes to Be Converted.  At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such conversion) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D).

(E)         Cessation of Accrual of Interest.  Except as provided in Sections 4.02(D), 4.03(F) or 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.17, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.18.   Repurchases by the Company.

Without limiting the generality of Section 2.14, the Company may, from time to time, repurchase Notes in open market purchases, in negotiated transactions or otherwise without delivering prior notice to Holders.

Section 2.19.   CUSIP and ISIN Numbers.

The Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) the Trustee makes no representation as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.  The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3.     COVENANTS

Section 3.01.   Payment on Notes.

(A)         Generally.  The Company will pay or cause to be paid all the principal of, the Fundamental Change Repurchase Price and Redemption Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B)         Deposit of Funds.  Before 10:00 A.M., New York City time, on each Redemption Date, Fundamental Change Repurchase Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date.  The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

Section 3.02.   Reports.

(A)        Generally.  The Company will send to the Trustee (i) copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within fifteen (15) calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC and (ii) customary quarterly financial reports within forty-five (45) calendar days of the end of each fiscal quarter.  Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed via the EDGAR system (or such successor).  Upon the request of any Holder, the Trustee will provide to such Holder a copy of any report that the Company has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence.

(B)        Trustee’s Disclaimer.  The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor).  The sending or filing of reports pursuant to Section 3.02(A) will not be deemed to constitute constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture.

Section 3.03.   Additional Interest.

(A)         Accrual of Additional Interest. If, at any time on or after the Last Original Issue Date of any Note, such Note is not Freely Tradable, then Additional Interest will accrue on such Note for each day during such period on which such failure is continuing or such Note is not Freely Tradable.

(B)         Amount and Payment of Additional Interest.  Any Additional Interest that accrues on a Note pursuant to Section 3.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof.  For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and in addition to any Special Interest that accrues on such Note.

(C)        Notice of Accrual of Additional Interest; Trustee’s Disclaimer.  The Company will send notice to the Holder of each Note, and to the Trustee, of the commencement and termination of any period in which Additional Interest accrues on such Note.  In addition, if Additional Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment.  The Trustee will have no duty to determine whether any Additional Interest is payable or the amount thereof.

Section 3.04.   Additional Amounts.

(A)         Requirement to Pay Additional Amounts.  All payments and deliveries made by, or on behalf of, the Company under or with respect to the Notes (including payment of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the delivery of any consideration due upon conversion of, any Note) will be made without withholding or deduction for, or on account of, any present or future Taxes, unless such withholding or deduction is required by law or regulation or by governmental policy having the force of law.  If any Taxes levied by or on behalf of any jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Company or any Successor Corporation is, for tax purposes, organized or resident or doing business or through which payment is made or deemed to be made (each such jurisdiction, subdivision or authority, as applicable, a “Relevant Taxing Jurisdiction”) are required to be withheld or deducted from any payments or deliveries made under or with respect to the Notes, then, subject to Section 4.03(C)(ii), the Company or such Successor Corporation, as applicable, will pay to the holder of each note such additional amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received by the beneficial owner of such Note after such withholding or deduction (and after withholding or deducting any Taxes on the Additional Amounts) will equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided, however, that such obligation to pay Additional Amounts will not apply to:

(i) any Tax that would not have been imposed but for:

(1)      the existence of any present or former connection between the Holder or beneficial owner of such Note and the Relevant Taxing Jurisdiction (other than merely holding or being a beneficial owner of such Note or the receipt or enforcement of payments thereunder), including such Holder or beneficial owner being or having been a national, domiciliary or resident, or treated as a resident, of, or being or having been physically present or engaged in a trade or business, or having had a permanent establishment, in, such Relevant Taxing Jurisdiction;

(2)       in cases where presentation of such Note is required to receive such payment or delivery, the presentation of such Note after a period of thirty (30) days after the later of (x) the date on which such payment or delivery became due and payable or deliverable, as applicable, pursuant to the terms of this Indenture and (y) the date such payment or delivery was made or duly provided for, except, in each case, to the extent that such Holder or beneficial owner would have been entitled to Additional Amounts if it presented such Note for payment or delivery, as applicable, at the end of such thirty (30) day period; or

(3)       the failure of such Holder or beneficial owner to comply with a timely request from the Company or the Successor Corporation, addressed to such Holder or beneficial owner, to (x) provide certification, information, documentation or other evidence concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with such Relevant Taxing Jurisdiction; or (y) make any declaration or satisfy any other reporting requirement relating to such matters, in each case if and to the extent that such Holder or beneficial owner is legally entitled without material burden to comply with such request and due and timely compliance with such request is required by statute, regulation or administrative practice of such Relevant Taxing Jurisdiction in order to reduce or eliminate such withholding or deduction;

(ii)  any estate, inheritance, gift, sale, transfer, personal property or similar Tax;

(iii)  any tax that is payable other than by withholding or deduction from payments under or with respect to the Notes;

(iv)  any withholding or deduction required by (x) sections 1471 through 1474 of the Internal Revenue Code and any current or future U.S. Treasury Regulations or rulings promulgated thereunder (“FATCA”); (y) any inter-governmental agreement between the United States and any other non-U.S. jurisdiction to implement FATCA or any law enacted by such other jurisdiction to give effect to such agreement; or (z) any agreement with the U.S. Internal Revenue Service pursuant to Section 1471(b)(1) of the Internal Revenue Code;

(v)   any taxes imposed on or with respect to any payment by the Company to such Holder if such Holder is a fiduciary, partnership or person other than the sole beneficial owner of such payment, to the extent that such payment would be required, under the laws of such Relevant Taxing Jurisdiction, to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary, a partner or member of such partnership, or a beneficial owner, who would not have been entitled to such additional amounts had such beneficiary, settlor, partner, member or beneficial owner been the Holder thereof;

(vi)   withholding taxes imposed on amounts payable with respect to the Notes pursuant to a law or regulation in effect on the date on which a beneficial owner acquires any Notes; or

(vii)   any combination of items referred to in the preceding clauses (i) through (vi), inclusive, above.

(B)         Indemnification for Other Taxes.  The Company will pay and indemnify each Holder for any present or future stamp, issue, registration, transfer, court, documentary, excise or property Taxes (“Other Taxes”) levied by any Relevant Taxing Jurisdiction in connection with the execution, delivery, registration, issuance or enforcement of any of the Notes (other than on or in connection with a transfer of a note that occurs after the initial sales thereof) or the receipt of any payments or deliveries with respect to the Notes; provided, however, that, with respect to any such taxes attributable to the receipt of any payments or deliveries with respect to the Notes, Other Taxes will not include those excluded under any combination of clauses (i), (ii), (iv), (v) and (vi) of Section 3.04(A).

(C)         For the avoidance of doubt, if any Note is called for a Tax Redemption and the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then the Company’s obligation to pay Additional Amounts will apply to the interest payment due on such Note on such Interest Payment Date unless such Note is the subject to a Tax Redemption Opt-Out Election Notice.

(D)        Tax Receipts.  If the Company is required to make any deduction or withholding from any payments with respect to the Notes, then the (i) Company will deliver to the Trustee official tax receipts (or, if, after expending reasonable efforts, the Company is unable to obtain such receipts, other evidence of payments) evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted; and (ii) the Trustee or the Company will provide a copy of such receipts or evidence, as applicable, upon request from any Holder or beneficial owner of any Notes for whom such deduction or withholding is required to be made.

(E)          Interpretation of Indenture and Notes.  All references in this Indenture or the Notes to any payment on, or delivery with respect to, the Notes (including payment of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the delivery of any Conversion Consideration due upon conversion of, any Note) will, to the extent that Additional Amounts are payable in respect thereof, be deemed to include the payment of such Additional Amounts.

(F)          Survival of Obligations.  The obligations set forth in this Section 3.04 will survive any transfer of Notes by a Holder (or, in the case of a Global Note, a holder of a beneficial interest therein).

Section 3.05.   Compliance and Default Certificates.

(A)          Annual Compliance Certificate.  Within ninety (90) days after [the last day of the current fiscal year of the Company as of the Issue Date] and each fiscal year of the Company ending thereafter, the Company and the Guarantors will deliver an Officer’s Certificate to the Trustee stating (i) that the signatory thereto has supervised a review of the activities of the Company and the Guarantors during such fiscal year with a view towards determining whether any Default or Event of Default has occurred; and (ii) whether, to such signatory’s knowledge, a Default or Event of Default has occurred or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company or Guarantors is taking or proposes to take with respect thereto).

(B)          Default Certificate.  If a Default or Event of Default occurs, then the Company will promptly deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto.

Section 3.06.   Stay, Extension and Usury Laws.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07.   Corporate Existence.

Subject to Article 6, the Company will cause to preserve and keep in full force and effect:

(A)         its corporate existence in accordance with the organizational documents of the Company; and

(B)         the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such license or franchise if the Board of Directors determines that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holders.

Section 3.08.   Restriction on Acquisition of Notes by the Company.

The Company will promptly deliver to the Trustee for cancellation all Notes that the Company or any of its Subsidiaries have purchased or otherwise acquired.

Section 3.09.   Further Instruments and Acts.

At the Trustee’s request, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to more effectively carry out the purposes of this Indenture.

Section 3.10.   Listing.

The Parent shall use commercially reasonable efforts to list the Ordinary Shares or ADRs representing Ordinary Shares on Nasdaq and maintain such listing for so long as any Notes are outstanding.

If the Company lists ADRs on Nasdaq, then the Company may by notice to the Trustee and the holders elect to have future conversion of Notes settled in ADRs.  For so long as such election is in effect, references to Ordinary Shares will be deemed to refer to ADRs and appropriate adjustment will be made to the settlement and trading provisions of the Notes to account for any deposit ratio between ADRs and Ordinary Shares.

Section 3.11.   Restricted Payments.

So long as any Notes remain outstanding, the Company and the Guarantors shall not declare or make, directly or indirectly, any Restricted Payment:

(A)          unless, at the time of such Restricted Payment:

(i)  no Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii) immediately after giving effect to such transaction on a pro forma basis, the Company or such Guarantor, as applicable, could incur $1.00 of additional Indebtedness under Section 3.13(E); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Guarantors after the Issue Date, excluding Restricted Payments permitted by Section 3.11(B), is less than the amount equal to the Cumulative Credit.

(B)          The provisions of Section 3.11(A) will not prohibit:

(i)   Customary tax distributions and overhead payments;

(ii)  Cashless exchange of Indebtedness; and

(iii)  Restricted Payments in the amount of five million dollars ($5,000,000) for repurchases of Ordinary Shares.

Section 3.12.   Dispositions.

So long as any Notes remain outstanding, the Company and the Guarantors shall not declare or make, directly or indirectly, any Disposition or enter into any agreement to make any Disposition, except:

(A)         Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent and its Subsidiaries, in each case to the extent constituting immaterial property;

(B)         sales of inventory in the ordinary course of business;

(C)         Dispositions with a fair market value (as determined by the Company in good faith) less than two hundred and fifty thousand dollars ($250,000) individually and two million five hundred thousand dollars ($2,500,000) in the aggregate;

(D)         the licensing of AP101 and AP103 assets outside of the United States and European territories;

(E)        Dispositions of equipment or other assets, to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business; and

(F)         non-ordinary course Disposition of assets subject only to the receipt of fair market value (as determined by the Company in good faith), at least seventy five percent (75%) of the proceeds consisting of cash or Cash Equivalents, and Net Cash Proceeds being applied to repay secured Indebtedness, reinvested within twelve (12) months (or committed to be reinvested into a clinical development program approved by the Parent Board within twelve (12) months) or offered to repurchase the Notes at a purchase price (without premium or penalty) equal to 100% of the principal amount of such Notes plus accrued and unpaid interest on such Notes, if any, to, but excluding, such date of repurchase, which will be a Business Day of the Company’s choosing no later than the end of such twelve (12) month period.

Section 3.13.   Indebtedness.

So long as any Notes remain outstanding, the Company and the Guarantors shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except the following, without duplication:

(A)         Indebtedness outstanding on the Closing Date (including the Notes);

(B)         CVR Indebtedness and Indebtedness incurred in connection with the Plan (including the Senior Secured Credit Facility, and which shall further permit the principal amount of indebtedness under the Senior Secured Credit Facility to be increased to one hundred million dollars ($100,000,000) prior to any refinancing of the Senior Secured Credit Facility);

(C)         Indebtedness subordinated to the Notes so long as such Indebtedness has a maturity date one year past the Maturity Date and an interest rate lower than the Notes (the “Junior Indebtedness”);

(D)         loans and licensing finance leases with respect to AP101 and AP103 equipment in an amount less than five million dollars ($5,000,000);

(E)        Indebtedness that is pari passu in right of payment to the Notes (including secured Indebtedness) if net pharmaceutical product revenue for the twelve (12) months prior to the incurrence of such Indebtedness, on a pro forma basis, exceeds 1:00 to 1:00 of all funded Indebtedness (excluding the Junior Indebtedness); and

(F)         The refinancing of any Indebtedness that was permitted under this Indenture when it was incurred.

Article 4.     REPURCHASE AND REDEMPTION

Section 4.01.   No Sinking Fund.

No sinking fund is required to be provided for the Notes.

Section 4.02.   Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change.

(A)        Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change.  Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B)         Repurchase Prohibited in Certain Circumstances.  If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Fundamental Change Repurchase Date), then (i) the Company shall not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C)        Fundamental Change Repurchase Date.  The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D)        Fundamental Change Repurchase Price.  The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to 100% of the principal amount of such Note plus accrued and unpaid interest on such Note, if any, to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date.  For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders at of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E)        Fundamental Change Notice.  On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder, the Trustee and the Paying Agent a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i)   briefly, the events causing such Fundamental Change;

(ii)  the effective date of such Fundamental Change;

(iii) the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv)  the Fundamental Change Repurchase Date for such Fundamental Change;

(v)   the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.02(D));

(vi)   the name and address of the Paying Agent and the Conversion Agent;

(vii)  the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii)  that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix)   that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x)   the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F)          Procedures to Exercise the Fundamental Change Repurchase Right.

(i)  Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased.  To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)      before the Close of Business on the second Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2)       such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii)  Contents of Fundamental Change Repurchase Notices.  Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1)       if such Note is a Physical Note, the certificate number of such Note;

(2)       the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3)       that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii) Withdrawal of Fundamental Change Repurchase Notice.  A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the second Business Day immediately before the related Fundamental Change Repurchase Date.  Such withdrawal notice must state:

(1)       if such Note is a Physical Note, the certificate number of such Note;

(2)       the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3)       the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G)         Payment of the Fundamental Change Repurchase Price.  Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time proscribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note).  For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.02(G).

(H)         Compliance with Applicable Securities Laws.  To the extent applicable, the Company will comply with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture.

(I)          Repurchase in Part.  Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations.  Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03.   Right of the Company to Redeem the Notes.

(A)         No Right to Redeem Before [Redemption trigger date].  The Company may not redeem the Notes at its option at any time before [Redemption trigger date],8 except pursuant to a Tax Redemption.

(B)        Right to Redeem the Notes on or After [Redemption trigger date].  Subject to the terms of this Section 4.03, the Company has the right, at its election, to redeem all, or any portion in an Authorized Denomination, of the Notes, at any time and from time to time, on a Redemption Date on or after [Redemption trigger date] and on or before the twentieth (20th) Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if the Daily VWAP per Ordinary Share exceeds one hundred and fifty percent (150%) of the Conversion Price on (i) each of at least twenty (20) VWAP Trading Days (whether or not consecutive) during the thirty (30) consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the Redemption Notice Date for such Redemption; and (ii) the VWAP Trading Day immediately before such Redemption Notice Date.

(C)         Right to Redeem the Notes After a Change in Tax Law.

(i)  Generally.  Subject to the terms of this Section 4.03, and without limiting the Company’s right to redeem any Notes pursuant to Section 4.03(B), the Company has the right, at its election, to redeem all, but not less than all, of the Notes, at any time, on a Redemption Date before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if (i) the Company has (or, on the next Interest Payment Date, would) become obligated to pay any Additional Amounts to Holders as a result of any Change in Tax Law; (ii) the Company cannot avoid such obligation by taking reasonable measures available to the Company; and (iii) the Company delivers to the Trustee (1) an Opinion of Counsel from outside legal counsel of recognized standing in the Relevant Taxing Jurisdiction attesting to clause (i) above; and (2) an Officer’s Certificate attesting to clauses (i) and (ii) above.

8 Insert the date of the sixth Interest Payment Date.

(ii)  Tax Redemption Opt-Out Election.  If the Company calls the Notes for a Tax Redemption, then, notwithstanding anything to the contrary in this Section 4.03 or in Section 3.04, each Holder will have the right to elect (a “Tax Redemption Opt-Out Election”) not to have such Holder’s Notes (or any portion thereof in an Authorized Denomination) redeemed pursuant to such Tax Redemption, in which case, from and after the Redemption Date for such Tax Redemption (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, from and after such time as the Company pays such Redemption Price in full), the Company will no longer have any obligation to pay any Additional Amounts with respect to such Notes solely as a result of such Change in Tax Law, and all future payments with respect to such Notes (other than any Conversion Consideration prior to the corresponding Redemption Date) will be subject to the deduction or withholding of such Relevant Taxing Jurisdiction’s taxes required by law to be deducted or withheld as a result of such Change in Tax Law (it being understood, for the avoidance of doubt, that if such Holder converts such Notes prior to the corresponding Redemption Date, then the Company will be obligated to pay Additional Amounts, if any, and subject to the limitations on the payment of such Additional Amounts set forth in Section 3.04, with respect to such conversion).

(1)       Tax Redemption Opt-Out Election Notice.  To make a Tax Redemption Opt-Out Election with respect to any Note (or any portion thereof in an Authorized Denomination), the Holder of such Note must deliver a notice (a “Tax Redemption Opt-Out Election Notice”) to the Paying Agent before the Close of Business on the second Business Day immediately before the related Redemption Date, which notice must state: (x) if such Note is a Physical Note, the certificate number of such Note; (y) the principal amount of such Note as to which the Tax Redemption Opt-Out Election will apply, which must be an Authorized Denomination; and (z) that such Holder is making a Tax Redemption Opt-Out Election with respect to such Note (or such portion thereof); provided, however, that if such Note is a Global Note, then such notice must comply with the Depositary Procedures (and any such notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.03(C)(ii)(1)).

(2)       Withdrawal of Tax Redemption Opt-Out Election Notice.  A Holder that has delivered a Tax Redemption Opt-Out Election Notice with respect to any Note (or any portion thereof in an Authorized Denomination) may withdraw such Tax Redemption Opt-Out Election Notice by delivering a withdrawal notice to the Paying Agent at any time before the Close of Business on the second Business Day immediately before the related Redemption Date, which withdrawal notice must state: (x) if such Note is a Physical Note, the certificate number of such Note; (y) the principal amount of such Note as to which the Tax Redemption Opt-Out Election is being withdrawn, which must be an Authorized Denomination; and (z) that such Holder is withdrawing the Tax Redemption Opt-Out Election with respect to such Note (or such portion thereof); provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.03(C)(ii)(2)).

(D)        Redemption Prohibited in Certain Circumstances.  If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.03(F), on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(E)          Redemption Date.  The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than forty-five (45), nor less than twenty-five (25), Scheduled Trading Days after the Redemption Notice Date for such Redemption.

(F)        Redemption Price.  The Redemption Price for any Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date.  For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders at of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(G)         Redemption Notice.  To call any Notes for Redemption, the Company must (x) send to each Holder of such Notes, the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”) and (y) substantially contemporaneously therewith, issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Redemption Notice.

Such Redemption Notice must state:

(i)  that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii) the Redemption Date for such Redemption;

(iii)  the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(F));

(iv)  the name and address of the Paying Agent and the Conversion Agent;

(v)   that Notes called for Redemption may be converted at any time before the Close of Business on the second Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi)  the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption (including pursuant to Section 5.07);

(vii)  the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after such Redemption Notice Date and before such Redemption Date; and

(viii)  the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent.

(H)         Special Requirement for Notice of Tax Redemption.  A Redemption Notice relating to a Tax Redemption must be sent pursuant to Section 4.03(G) no earlier than one hundred and eighty (180) calendar days before the earliest date on which the Company would have been required to make the related payment or withholding (assuming a payment in respect of the Notes were then due), and the obligation to pay Additional Amounts must be in effect as of the date the Company sends such Redemption Notice and must be expected to remain in effect at the time of the next payment or delivery in respect of the Notes.

(I)          If less than all Notes then outstanding are called for Redemption, then:

(i)  the Notes to be redeemed will be selected by the Company as follows: (1) in the case of Global Notes, in accordance with the Depositary Procedures; and (2) in the case of Physical Notes, pro rata, by lot or by such other method the Company considers fair and appropriate; and

(ii)  if only a portion of a Note is subject to Redemption and such Note is converted in part, then the converted portion of such Note will be deemed to be from the portion of such Note that was subject to Redemption.

(J)          Payment of the Redemption Price.  Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the later of (i) the applicable Redemption Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note).  For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.03(F) on any Note (or portion thereof) subject to Redemption must be paid pursuant to such proviso.

Article 5.     CONVERSION

Section 5.01.   Right to Convert.

(A)         Generally.  Subject to the provisions of this Article 5, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.

(B)         Conversions in Part.  Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations.  Provisions of this Article 5 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(C)         When Notes May Be Converted.

(i)  Generally.  A Holder may convert its Notes at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date, unless such Notes have been previously redeemed or repurchased by the Company in accordance with this Indenture.

(ii)  Limitations and Closed Periods.  Notwithstanding anything to the contrary in this Indenture or the Notes:

(1)       Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(2)       in no event may any Note be converted after the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date;

(3)       if the Company calls any Note for Redemption pursuant to Section 4.03, then the Holder of such Note may not convert such Note after the Close of Business on the second Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Indenture; and

(4)       if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.02(F) with respect to any Note, then such Note may not be converted, except to the extent (a) such Note is not subject to such notice; (b) such notice is validly withdrawn in accordance with Section 4.02(F); or (c) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Indenture.

Section 5.02.   Conversion Procedures.

(A)         Generally.

(i)  Global Notes.  To convert a beneficial interest in a Global Note, the owner of such beneficial interest must (1) comply with the Depositary Procedures for converting such beneficial interest (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(ii)  Physical Notes.  To convert all or a portion of a Physical Note, the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the conversion notice attached to such Physical Note or a facsimile of such conversion notice; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (4) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(B)         Effect of Converting a Note.  At the Close of Business on the Conversion Date for a Note (or any portion thereof), such Note (or such portion thereof) will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in Section 5.02(D).

(C)         Holder of Record of Conversion Shares.  The Person in whose name any Ordinary Share is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on (i) the Conversion Date for such conversion, in the case of Physical Settlement; or (ii) the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(D)        Interest Payable upon Conversion.  If the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date).

(E)         Taxes and Duties.  If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any Ordinary Shares upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Conversion Agent may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(F)         Conversion Agent to Notify Company of Conversions.  If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any notice of conversion with respect to a Note, then the Conversion Agent will promptly notify the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note.

Section 5.03.   Settlement upon Conversion.

(A)         Upon the conversion of any Note, the Company will settle such conversion by paying or delivering, as applicable and as provided in this Article 5, either (x) Ordinary Shares, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”); or (z) a combination of cash and Ordinary Shares, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(3) (a “Combination Settlement”).

The Company will have the right to elect the Settlement Method applicable to any conversion of a Note; provided, however, that:

(i)  subject to clause (iii) below, all conversions of Notes with a Conversion Date that occurs on or after [free convertibility date]9 will be settled using the same Settlement Method, and the Company will send notice of such Settlement Method to Holders and the Conversion Agent no later than the Open of Business on [free convertibility date];

(ii)  subject to clause (iii) below, if the Company elects a Settlement Method with respect to the conversion of any Note whose Conversion Date occurs before [free convertibility date], then the Company will send notice of such Settlement Method to the Holder of such Note and the Conversion Agent no later than the Close of Business on the Business Day immediately after such Conversion Date;

(iii) if any Notes are called for Redemption, then (1) the Company will specify, in the related Redemption Notice sent pursuant to Section 4.03(G), the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the related Redemption Notice Date and before the related Redemption Date; and (2) if such Redemption Date occurs on or after [free convertibility date], then such Settlement Method must be the same Settlement Method that, pursuant to clause (i) above, applies to all conversions of Notes with a Conversion Date that occurs on or after [free convertibility date];

9 Insert the Interest Payment Date immediately before the Maturity Date.

(iv)  the Company will use the same Settlement Method for all conversions of Notes with a Conversion Date that occurs on the same day (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to conversions of Notes whose Conversion Dates occur on different days, except as provided in clause (i) or (iii) above);

(v)  if the Company does not timely elect a Settlement Method with respect to the conversion of a Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default);

(vi)  if the Company timely elects Combination Settlement with respect to the conversion of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default); and

(vii)  the Settlement Method will be subject to Sections 5.09(A)(2).

(B)         Conversion Consideration.

(i)  Generally.  Subject to Section 5.03(B)(ii) and Section 5.03(B)(iii), the type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be as follows:

(1)       if Physical Settlement applies to such conversion, a number of Ordinary Shares equal to the Conversion Rate in effect on the Conversion Date for such conversion;

(2)       if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion; or

(3)       if Combination Settlement applies to such conversion, consideration consisting of (a) a number of Ordinary Shares equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such conversion; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

(ii)  Cash in Lieu of Fractional Shares.  If Physical Settlement or Combination Settlement applies to the conversion of any Note and the number of Ordinary Shares deliverable pursuant to Section 5.03(B)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(iii)  Conversion of Multiple Notes by a Single Holder.  If a Holder converts more than one (1) Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(iv)  Notice of Calculation of Conversion Consideration.  If Cash Settlement or Combination Settlement applies to the conversion of any Note, then the Company will determine the Conversion Consideration due thereupon promptly following the last VWAP Trading Day of the applicable Observation Period and will promptly thereafter send notice to the Trustee and the Conversion Agent of the same and the calculation thereof in reasonable detail.  Neither the Trustee nor the Conversion Agent will have any duty to make any such determination.

(C)        Delivery of the Conversion Consideration.  Except as set forth in Sections 5.05(A), 5.05(C) and 5.09, the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder as follows: (i) if Cash Settlement or Combination Settlement applies to such conversion, on or before the second (2nd) Business Day immediately after the last VWAP Trading Day of the Observation Period for such conversion; and (ii) if Physical Settlement applies to such conversion, on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(D)         Settlement of Accrued Interest Notwithstanding Conversion.  If a Holder converts a Note, then the Company will pay accrued and unpaid interest, if any, to, but excluding, the applicable Conversion Date to such converting Holder, except as set forth in Section 5.02(D).

Section 5.04.   Reserve and Status of Ordinary Shares Issued upon Conversion.

(A)        Share Reserve.  At all times when any Notes are outstanding, the Company will reserve, out of its authorized, unreserved and not outstanding Ordinary Shares, a number of Ordinary Shares sufficient to permit the conversion of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such conversion; and (y) the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 5.07.

(B)        Status of Conversion Shares; Listing.  Each Conversion Share, if any, delivered upon conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered).  If the Ordinary Shares are then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05.   Adjustments to the Conversion Rate.

(A)         Events Requiring an Adjustment to the Conversion Rate.  The Conversion Rate will be adjusted from time to time as follows:

(i)  Share Dividends, Splits and Combinations.  If Parent issues solely Ordinary Shares as a dividend or distribution on all or substantially all Ordinary Shares, or if Parent effects a share split or a share combination of the Ordinary Shares (in each case excluding an issuance solely pursuant to an Ordinary Share Change Event, as to which Section 5.09 will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of Ordinary Shares outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, share split or share combination; and

OS1	=	the number of Ordinary Shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend, distribution, share split or share combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Parent Board determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect had such dividend, distribution, share split or share combination not been declared or announced.

(ii) Rights, Options and Warrants.  If Parent distributes, to all or substantially all holders of Ordinary Shares, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a shareholder rights plan, as to which the provisions set forth in Sections 5.05(A)(iii)(1) and 5.05(E) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase Ordinary Shares at a price per share (translated, if necessary, to U.S. dollars at the Prevailing Exchange Rate on the Trading Day immediately before the date such distribution is announced) that is less than the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of Ordinary Shares outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of Ordinary Shares issuable pursuant to such rights, options or warrants; and

Y	=	a number of Ordinary Shares obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that Ordinary Shares are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of Ordinary Shares actually delivered upon exercise of such rights, option or warrants.  To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5.05(A)(ii), in determining whether any rights, options or warrants entitle holders of Ordinary Shares to subscribe for or purchase Ordinary Shares at a price per share that is less than the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Parent receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Parent Board.

(iii) Spin-Offs and Other Distributed Property.

(1)      Distributions Other than Spin-Offs.  If Parent distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of Parent or other securities, to all or substantially all holders of the Ordinary Shares, excluding:

(v)      dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(i) or 5.05(A)(ii);

(w)     dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iv);

(x)      rights issued or otherwise distributed pursuant to a shareholder rights plan, except to the extent provided in Section 5.05(E);

(y)      Spin-Offs for which an adjustment to the Conversion Rate is required pursuant to Section 5.05(A)(iii)(2); and

(z)      a distribution solely pursuant to an Ordinary Share Change Event, as to which Section 5.09 will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per Ordinary Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Parent Board and expressed in U.S. dollars, translated, if necessary, at the Prevailing Exchange Rate on such Ex-Dividend Date), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per Ordinary Share pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Ordinary Shares, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of Ordinary Shares equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(2)       Spin-Offs.  If Parent distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of Parent to all or substantially all holders of the Ordinary Shares (other than solely pursuant to an Ordinary Share Change Event, as to which Section 5.09 will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent (as determined by the Parent Board) (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Ordinary Shares in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per Ordinary Share in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per Ordinary Share for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iii)(2) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect.  If a Note is converted and the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Indenture or the Notes, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv)  Cash Dividends or Distributions.  If any cash dividend or distribution is made to all or substantially all holders of Ordinary Shares, then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per Ordinary Share on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per Ordinary Share in such dividend or distribution (translated, if necessary, to U.S. dollars at the Prevailing Exchange Rate on the Trading Day immediately before such Ex-Dividend Date);

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Ordinary Shares, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of Ordinary Shares equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v)  Tender Offers or Exchange Offers.  If Parent or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for Ordinary Shares (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (expressed in U.S. dollars, translated, if necessary, at the Prevailing Exchange Rate on the Expiration Date, and determined as of the Expiration Time by the Parent Board) of the cash and other consideration paid per Ordinary Share in such tender or exchange offer exceeds the Last Reported Sale Price per Ordinary Share on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Parent Board) of all cash and other consideration paid for Ordinary Shares purchased in such tender or exchange offer;

OS0	=	the number of Ordinary Shares outstanding immediately before the Expiration Time (before giving effect to the purchase of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of Ordinary Shares outstanding immediately after the Expiration Time (after giving effect to the purchase or exchange of all Ordinary Shares accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per Ordinary Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph.  The adjustment to the Conversion Rate pursuant to this Section 5.05(A)(v) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect.  If a Note is converted and the Conversion Date (in the case of Physical Settlement) or any VWAP Trading Day of the applicable Observation Period (in the case of Cash Settlement or Combination Settlement) occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Indenture or the Notes, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of Parent being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of Ordinary Shares in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of Ordinary Shares, if any, actually made, and not rescinded, in such tender or exchange offer.

(B)         No Adjustments in Certain Cases.

(i)  Where Holders Participate in the Transaction or Event Without Conversion.  Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a share split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Ordinary Shares, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of Ordinary Shares equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(ii)  Certain Events.  The Company will not be required to adjust the Conversion Rate except as provided in Section 5.05 or Section 5.07.  Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(1)       except as otherwise provided in Section 5.05, the sale of Ordinary Shares for a purchase price that is less than the market price per Ordinary Share or less than the Conversion Price;

(2)       the issuance of any Ordinary Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Parent’s securities and the investment of additional optional amounts in Ordinary Shares under any such plan;

(3)       the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Parent or any of its Subsidiaries;

(4)       the issuance of any Ordinary Shares pursuant to any option, warrant, right, contingent value right or exercisable, convertible or exchangeable security of Parent or its Subsidiaries outstanding as of the Issue Date (other than an adjustment pursuant to Section 5.05(A)(iii)(1) in connection with the separation of rights under Parent’s shareholder rights plan existing as of the Issue Date);

(5)       solely a change in the par value of the Ordinary Shares;

(6)       accrued and unpaid interest on the Notes; or

(7)       the transactions contemplated by the Plan (including the establishment of a holding company above the Parent).

(C)         Adjustments Not Yet Effective.  Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)  a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(ii) the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 5.05(A) has occurred on or before the Conversion Date for such conversion (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement), but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date or VWAP Trading Day, as applicable;

(iii) the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due in respect of such VWAP Trading Day (in the case of Combination Settlement) includes any whole Ordinary Shares; and

(iv) such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement).  In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second (2nd) Business Day after such first date.

(D)         Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event.  Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i)  a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

(ii) a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(iii) the Conversion Date for such conversion (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv) the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due with respect to such VWAP Trading Day (in the case of Combination Settlement) includes any whole Ordinary Shares based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v)  such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C)),

then (x) in the case of Physical Settlement, such Conversion Rate adjustment will not be given effect for such conversion, and the Ordinary Shares issuable upon such conversion based on such unadjusted Conversion Rate will be entitled to participate in such dividend or distribution; and (y) in the case of Combination Settlement, the Conversion Rate adjustment relating to such Ex-Dividend Date will be made for such conversion in respect of such VWAP Trading Day, but the Ordinary Shares issuable with respect to such VWAP Trading Day based on such adjusted Conversion Rate will not be entitled to participate in such dividend or distribution.

(E)        Shareholder Rights Plans.  If any Ordinary Shares are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any shareholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable under this Indenture upon such conversion, the rights set forth in such shareholder rights plan, unless such rights have separated from the Ordinary Shares at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Ordinary Shares, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(F)         Limitation on Effecting Transactions Resulting in Certain Adjustments.  The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Conversion Price per Ordinary Share being less than the par value per Ordinary Share.

(G)        Equitable Adjustments to Prices.  Except as otherwise set forth in Section 5.05(C) or Section 5.05(D), whenever any provision of this Indenture requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate the Share Price or an adjustment to the Conversion Rate), or to calculate Daily VWAPs over an Observation Period, the Company will make proportionate adjustments, if any, to such calculations to account for any adjustment to the Conversion Rate pursuant to Section 5.05(A)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date or effective date, as applicable, of such event occurs, at any time during such period or Observation Period, as applicable.

(H)        Calculation of Number of Outstanding Ordinary Shares.  For purposes of Section 5.05(A), the number of Ordinary Shares outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares; and (ii) exclude Ordinary Shares held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on Ordinary Shares held in its treasury).

(I)          Calculations.  All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of an Ordinary Share (with 5/100,000ths rounded upward).

(J)         Notice of Conversion Rate Adjustments.  Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Section 5.06.   Voluntary Adjustments.

(A)        Generally.  To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Ordinary Shares or rights to purchase Ordinary Shares as a result of any dividend or distribution of Ordinary Shares (or rights to acquire Ordinary Shares) or any similar event; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) such increase is irrevocable during such period.

(B)         Notice of Voluntary Increases.  If the Board of Directors determines to increase the Conversion Rate pursuant to Section 5.06(A), then, no later than the first Business Day of the related twenty (20) Business Day period referred to Section 5.06(A), the Company will send notice to each Holder of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07.   Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.

(A)        Generally.  If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 5.07, the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Share Price of such Make-Whole Fundamental Change:

	Share Price[10]
Make-Whole Fundamental Change Effective Date	$0.4165	$0.4500	$0.4998	$0.5500	$0.6500	$0.7496	$0.8500	$1.0000	$1.1500	$2.0000
5/21/19	602.0526	522.3198	427.5175	352.7382	245.8239	174.6177	124.8241	75.4762	44.4772	0.0000
12/1/20	623.6536	537.3954	435.5844	356.0588	243.7924	170.3649	119.8031	70.6405	40.4516	0.0000
12/1/21	625.0317	533.8805	427.2535	344.8305	230.3038	157.0253	107.6363	60.8433	32.9434	0.0000
12/1/22	606.1520	509.1354	397.3476	312.6507	198.4372	128.3571	83.1650	42.5246	19.9171	0.0000
12/1/23	545.7175	439.6898	321.3479	235.7923	129.0413	70.9408	37.9431	12.8597	2.5092	0.0000
12/1/24	400.2000	221.2222	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

10 The Make-Whole Table is subject to adjustment for the Issue Date and the Maturity Date, and any changes to the initial Conversion Rate.

If such Make-Whole Fundamental Change Effective Date or Share Price is not set forth in the table above, then:

(i)  if such Share Price is between two Share Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Share Prices in the table and the earlier and later dates in the table above, as applicable, based on a 365- or 366-day year, as applicable; and

(ii) if the Share Price is greater than $2.0000 (subject to adjustment in the same manner as the Share Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $0.4165 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds 2,626.0317 Ordinary Shares per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 5.05(A).

For the avoidance of doubt, (x) the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called for Redemption pursuant to such Redemption Notice, and not with respect to any other Notes; and (y) the Conversion Rate applicable to the Notes not so called for Redemption will not be subject to increase pursuant to this Section 5.07 on account of such Redemption Notice.

The Share Prices in the table are expressed in U.S. dollars and, if expressed in a different currency as of any relevant Make-Whole Fundamental Change Effective Date, will be translated to U.S. dollars at the Prevailing Exchange Rate on such Make-Whole Fundamental Change Effective Date.

(B)         Adjustment of Share Prices and Additional Shares.  The Share Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 5.05(A).  The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.07(A).

(C)        Notice of the Occurrence of a Make-Whole Fundamental Change.  If a Make-Whole Fundamental Change occurs, then, promptly and in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders of the occurrence of such Make-Whole Fundamental Change and of such Make-Whole Fundamental Change Effective Date, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 5.07 in connection with such Make-Whole Fundamental Change.

(D)         Settlement of Cash Make-Whole Fundamental Changes.  For the avoidance of doubt, if holders of Ordinary Shares receive solely cash in a Make-Whole Fundamental Change, then, pursuant to Section 5.09, conversions of Notes will thereafter be settled no later than the second (2nd) Business Day after the relevant Conversion Date.

Section 5.08.   Restriction on Conversions.

(A)         Notwithstanding anything to the contrary in this Indenture or the Notes, no Ordinary Shares will be issued upon conversion of any Note, no Note will be convertible by the Holder thereof, and the Company will not effect any conversion of any Note, in each case to the extent, and only to the extent, that such issuance, convertibility or conversion would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of 9.9% of the then-outstanding Ordinary Shares.  For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.  For the avoidance of doubt, the limitations on the convertibility of any Note pursuant to this Section 5.08(A) will not, in themselves, cause such Note to cease to be outstanding (and interest will continue to accrue on any portion of a Note that has been tendered for conversion and whose convertibility is suspended pursuant to this Section 5.08(A)), and such limitations will cease to apply if and when such Note’s convertibility and conversion will not violate this Section 5.08(A).  Each Holder, by notice to the Company, may elect in connection with any conversion of Notes that the provisions of this Section 5.08(A) not apply to such Holder; provided, however, upon delivery of such a notice to the Company, the provisions of this Section 5.08(A) will continue to apply to such conversion until the sixty-first (61st) calendar day following such delivery.  For the avoidance of doubt, nothing in this Section 5.08(A) will affect the Company’s ability to elect any Settlement Method in accordance with this Indenture. Except to the extent the Company has received a notice as set forth in the preceding sentence, the Company and Trustee may conclusively rely on a Holder’s completion of the applicable procedures set forth in Section 5.02(A) as evidence that such conversion will not violate this Section 5.08(A).

Section 5.09.   Effect of Ordinary Share Change Event.

(A)         Generally.  If there occurs any:

(i)  recapitalization, reclassification or change of the Ordinary Shares (other than (x) changes solely resulting from a subdivision or combination of the Ordinary Shares, (y) a change only in par value or from par value to no par value or no par value to par value and (z) share splits and share combinations that do not involve the issuance of any other series or class of securities);

(ii)  consolidation, merger, combination or binding or statutory share exchange involving the Company or the Parent; or

(iii)  sale, lease or other transfer of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, to any Person,

and, as a result of which, the Ordinary Shares are converted into, or are exchanged for, or represent solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, an “Ordinary Share Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) Ordinary Share would be entitled to receive on account of such Ordinary Share Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1)         from and after the effective time of such Ordinary Share Change Event, (I) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of Ordinary Shares in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 4.03, each reference to any number of Ordinary Shares in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change” and “Make-Whole Fundamental Change,” the terms “Ordinary Shares” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property;

(2)         if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Physical Settlement in respect of all conversions whose Conversion Date occurs on or after the effective date of such Ordinary Share Change Event and will pay the cash due upon such conversions no later than the second (2nd) Business Day after the relevant Conversion Date; and

(3)         for these purposes, the Daily VWAP or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of shareholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per Ordinary Share, by the holders of Ordinary Shares.  The Company will notify Holders of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Ordinary Share Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Ordinary Share Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.07(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A).  If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B)         Notice of Ordinary Share Change Events.  The Company will provide notice of each Ordinary Share Change Event to Holders no later than the effective date of such Ordinary Share Change Event.

(C)         Compliance Covenant.  The Company will not become a party to any Ordinary Share Change Event unless its terms are consistent with this Section 5.09.

Article 6.     SUCCESSORS

Section 6.01.   When the Company May Merge, Etc.

(A)        Generally.  Neither the Parent nor the Company will consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Parent or the Company and their respective Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless:

(i)  the resulting, surviving or transferee Person either (x) is the Company or the Parent, as applicable, or (y) if not the Company or the Parent, as applicable, is a corporation (or equivalent entity) (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or, with respect to the Parent, the United Kingdom that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of the Company’s or the Parent’s obligations, as applicable, under this Indenture and the Notes (including, for the avoidance of doubt, the obligation to pay Additional Amounts pursuant to Section 3.04); and

(ii)  immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

(B)         Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee.  Before the effective time of any Business Combination Event, the Company will deliver to the Trustee (x) an Officer’s Certificate stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied and (y) an Opinion of Counsel stating that all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.

Section 6.02.   Successor Corporation Substituted.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Corporation (if not the Company or the Parent, as applicable) will succeed to, and may exercise every right and power of, the Company or the Parent, as applicable, under this Indenture and the Notes with the same effect as if such Successor Corporation had been named as the Company or Parent, as applicable, in this Indenture and the Notes, and, except in the case of a lease, the predecessor Company or Parent, as applicable, will be discharged from its obligations under this Indenture and the Notes.

Article 7.     DEFAULTS AND REMEDIES

Section 7.01.   Events of Default.

(A)        Definition of Events of Default.  “Event of Default” means the occurrence of any of the following:

(i)  a default in the payment when due (whether at maturity, upon Redemption or Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii) a default for thirty (30) days in the payment when due of interest on any Note;

(iii) the Company’s failure to deliver, when required by this Indenture, a Fundamental Change Notice, or a notice pursuant to Section 4.02(E);

(iv) a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto, if such default is not cured within five (5) Business Days after its occurrence;

(v)  a default in the Company’s or Parent’s obligations under Article 6;

(vi) a default in any of the Company’s obligations or agreements, or in any Guarantor’s obligations or agreements, under this Indenture or the Notes (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 7.01(A)) where such default is not cured or waived within sixty (60) days after notice to the Company and Parent by the Trustee, or to the Company, the Parent and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii) a default by the Parent, the Company or any of the Parent’s Significant Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least twelve million dollars ($12,000,000) (or its foreign currency equivalent) in the aggregate of the Parent, the Company or any of the Parent’s Significant Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

(1)         constitutes a failure to pay the principal of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

(2)          results in such indebtedness becoming or being declared due and payable before its stated maturity,

in each case where such default is not cured or waived within sixty (60) days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding;

(viii)       one or more final judgments being rendered against the Parent, the Company or any of the Parent’s Significant Subsidiaries for the payment of at least twelve million dollars ($12,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), where such judgment is not discharged or stayed within sixty (60) days after (i) the date on which the right to appeal the same has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(ix)           the Company, the Parent or any of the Parent’s Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1)          commences a voluntary case or proceeding;

(2)          consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3)          consents to the appointment of a custodian of it or for any substantial part of its property;

(4)          makes a general assignment for the benefit of its creditors;

(5)          takes any comparable action under any foreign Bankruptcy Law; or

(6)          generally is not paying its debts as they become due; or

(x)             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1)          is for relief against the Company, the Parent or any of the Parent’s Significant Subsidiaries in an involuntary case or proceeding;

(2)          appoints a custodian of the Company, the Parent or any of the Parent’s Significant Subsidiaries, or for any substantial part of the property of the Company, the Parent or any of the Parent’s Significant Subsidiaries;

(3)          orders the winding up or liquidation of the Company, the Parent or any of the Parent’s Significant Subsidiaries; or

(4)          grants any similar relief under any foreign Bankruptcy Law,

and, in each case under this Section 7.01(A)(x), such order or decree remains unstayed and in effect for at least sixty (60) days.  For the avoidance of doubt, no transactions or actions taken pursuant to and in accordance with the Plan shall constitute an Event of Default under Section 7.01(A)(ix) or 7.01(A)(x).

(B)         Cause Irrelevant.  Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 7.02.   Acceleration.

(A)        Automatic Acceleration in Certain Circumstances.  If an Event of Default set forth in Section 7.01(A)(ix) or 7.01(A)(x) occurs with respect to the Company or any Guarantor (and not solely with respect to a Significant Subsidiary of the Company or any Guarantor), then the principal amount of, and all accrued and unpaid interest  on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B)        Optional Acceleration.  Subject to Section 7.03, if an Event of Default (other than an Event of Default to which Section 7.02(A) applies) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

(C)        Rescission of Acceleration.  Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest  on, the Notes that has become due solely because of such acceleration) have been cured or waived.  No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03.   Sole Remedy for a Failure to Report.

(A)        Generally.  Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from the Company’s failure to comply with Section 3.02 will, for each of the first one hundred eighty (180) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes.  If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the one hundred eighty-first (181st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such one hundred eighty-first (181st)  calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(B)).

(B)         Amount and Payment of Special Interest.  Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first ninety (90) days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof.  For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and in addition to any Additional Interest that accrues on such Note.

(C)         Notice of Election.  To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a notice that (i) briefly describes the report(s) that the Company failed to file or provide; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D)         Notice to Trustee and Paying Agent; Trustee’s Disclaimer.  If Special Interest accrues on any Note, then, no later than five (5) Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment.  The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

(E)         No Effect on Other Events of Default.  No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04.   Other Remedies.

(A)        Trustee May Pursue All Remedies.  If an Event of Default occurs and is continuing, then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B)        Procedural Matters.  The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default.  All remedies will be cumulative to the extent permitted by law.

Section 7.05.   Waiver of Past Defaults.

An Event of Default pursuant to clause (i), (ii), (iv) or (vi) of Section 7.01(A) (that, in the case of clause (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder.  Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding.  If an Event of Default is so waived, then it will cease to exist.  If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur.  However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06.   Control by Majority.

Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 11.01, the Trustee determines may be unduly prejudicial to the rights of other Holders or may involve the Trustee in liability, unless the Trustee is offered security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction.

Section 7.07.   Limitation on Suits.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A)         such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B)         Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding deliver a request to the Trustee to pursue such remedy;

(C)         such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D)         the Trustee does not comply with such request within sixty (60) calendar days after its receipt of such request and such offer of security or indemnity; and

(E)         during such sixty (60) calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.  The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.08.   Absolute Right of Holders to Receive Payment and Conversion Consideration.

Notwithstanding anything to the contrary in this Indenture or the Notes (but without limiting Section 8.01), the right of each Holder of a Note to receive payment or delivery, as applicable, of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such Holder.

Section 7.09.   Collection Suit by Trustee.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal of, or Redemption Price or Fundamental Change Repurchase Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 11.06.

Section 7.10.   Trustee May File Proofs of Claim.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) unless prohibited by law or applicable regulations, collect, receive and distribute any money or other property payable or deliverable on any such claims.  Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 11.06.  To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise).  Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.11.   Priorities.

The Trustee will pay or deliver in the following order any money or other property that it collects pursuant to this Article 7:

First:          to the Trustee and its agents and attorneys for amounts due under Section 11.06, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:     to Holders for unpaid amounts or other property due on the Notes, including the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third:          to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.11, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least fifteen (15) calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.12.   Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.12 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.08 or any suit by one or more Holders of more than ten percent (10%) in aggregate principal amount of the Notes then outstanding.

Article 8.     AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01.   Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 8.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(A)         cure any ambiguity or correct any omission, defect or inconsistency in this Indenture or the Notes;

(B)         add additional guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C)         secure the Notes or any Guarantees;

(D)         add to the Company’s or Guarantor’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company or any Guarantor;

(E)         provide for the assumption of the Company’s or any Guarantor’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 6 or Section 9.04, as applicable;

(F)         enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with an Ordinary Share Change Event;

(G)        irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided, however, that no such election or elimination will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A);

(H)        evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee;

(I)          provide for or confirm the issuance of additional Notes pursuant to Section 2.03(B);

(J)          comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect;

(K)         to comply with the rules of the Depositary; or

(L)         make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect.

Section 8.02.   With the Consent of Holders.

(A)       Generally.  Subject to Sections 8.01, 7.05 and 7.08 and the immediately following sentence, the Company, the Guarantors and the Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture or the Notes or waive compliance with any provision of this Indenture or the Notes.  Notwithstanding anything to the contrary in the foregoing sentence, but subject to subject to Section 8.01, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:

(i)             reduce the principal, or extend the stated maturity, of any Note;

(ii)            reduce the Redemption Price or Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company;

(iii)           reduce the rate, or extend the time for the payment, of interest on any Note;

(iv)           make any change that adversely affects the conversion rights of any Note;

(v)            impair the rights of any Holder set forth in Section 7.08 (as such section is in effect on the Issue Date);

(vi)           change the ranking of the Notes or the Guarantees;

(vii)         modify or amend the terms and conditions of the obligations of the Guarantors, as guarantors of the Notes, in any manner that is adverse to the rights of the Holders, as such, other than any elimination  of a Guarantee in accordance with this Indenture;

(viii)         make any Note payable in a currency, or at a place of payment, other than that stated in this Indenture or the Note;

(ix)           make any direct or indirect change to Section 3.04 in any manner that is adverse to the rights of the Holders;

(x)            reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(xi)           make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may reduce the amount or change the type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

(B)        Holders Need Not Approve the Particular Form of any Amendment.  A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03.   Notice of Amendments, Supplements and Waivers.

Promptly after any amendment, supplement or waiver pursuant to Section 8.01 or 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof.  The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04.   Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(A)        Revocation and Effect of Consents.  The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B)         Special Record Dates.  The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8.  If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(C)         Solicitation of Consents.  For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D)        Effectiveness and Binding Effect.  Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05.   Notations and Exchanges.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder.  Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms.  The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06.   Trustee to Execute Supplemental Indentures.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 8; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that adversely affects the Trustee’s rights, duties, liabilities or immunities.  In executing any amendment or supplemental indenture, the Trustee will be entitled to receive, and (subject to Sections 11.01 and 11.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against the Company in accordance with its terms.

Article 9.     GUARANTEES

Section 9.01.   Guarantees.

(A)        Generally.  By its execution of this Indenture (or any amended or supplemental indenture pursuant to Section 8.01(B)), each Guarantor acknowledges and agrees that it receives substantial benefits from the Company and that such Guarantor is providing its Guarantee for good and valuable consideration, including such substantial benefits.  Subject to this Article 9, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, to (x) each Holder of a Note authenticated and delivered by the Trustee and (y) to the Trustee and its successors and assigns on behalf of such Holder that:

(i)            the principal of, any interest on, and any Conversion Consideration for, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise, and interest on the overdue principal of, any interest on, or any Conversion Consideration for, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or the Notes, will be promptly paid or delivered in full or performed, as applicable, in each case in accordance with this Indenture and the Notes; and

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, on a Fundamental Change Repurchase Date, upon Redemption or otherwise,

(collectively, the “Guaranteed Obligations”), in each case subject to Section 9.02.

Upon the failure of any payment when due of any amount so guaranteed, and upon the failure of any performance so guaranteed, for whatever reason, the Guarantors will be jointly and severally obligated to pay or perform, as applicable, the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(B)         Guarantee Is Unconditional; Waiver of Diligence, Presentment, Etc.  Each Guarantor agrees that its Guarantee of the Guaranteed Obligations is unconditional, regardless of the validity or enforceability of this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions of this Indenture or the Notes, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever, and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in this Indenture and the Notes.

(C)        Reinstatement of Guarantee Upon Return of Payments.  If any Holder or the Trustee is required by any court or otherwise to return, to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any consideration paid or delivered by the Company or the Guarantors to such Holder or the Trustee, then each Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(D)        Subrogation.  Each Guarantor shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amounts paid by such Guarantor on account of such Notes pursuant to the provisions of its Guarantee or this Indenture; provided that each Guarantor agrees that any right of subrogation, reimbursement or contribution it may have in relation to the Holders or in respect of any Guaranteed Obligations will be subordinated to, and will not be enforceable until payment in full of, all Guaranteed Obligations.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 7, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and (ii) if any Guaranteed Obligations are accelerated pursuant to Article 7, then such Guaranteed Obligations will, whether or not due and payable, immediately become due and payable by the Guarantors.

Section 9.02.   Limitation on Guarantor Liability.

Each Guarantor, and, by its acceptance of any Note, each Holder, confirms that each Guarantor and the Holders intend that the Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee.  Each of the Trustee, the Holders and each Guarantor irrevocably agrees that the obligations of each Guarantor under its Guarantee will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

Section 9.03.   Execution and Delivery of Guarantee.

The execution by each Guarantor of this Indenture (or an amended or supplemental indenture pursuant to Section 8.01(B)) evidences the Guarantee of such Guarantor, and the delivery of any Note by the Trustee after its authentication constitutes due delivery of each Guarantee on behalf of each Guarantor.  A Guarantee’s validity will not be affected by the failure of any officer of a Guarantor executing this Indenture or any such amended or supplemental indenture on such Guarantor’s behalf to hold, at the time any Note is authenticated, the same or any other office at such Guarantor, and each Guarantee will be valid and enforceable even if no notation, certificate or other instrument is set upon or attached to, or otherwise executed and delivered to the Holder of, any Note.

Section 9.04.   When Guarantors May Merge, Etc.

(A)         Generally.  No Guarantor will consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of such Guarantor and its Subsidiaries, taken as a whole, to another Person (other than the Company, another Guarantor or one or more of the Company’s Wholly Owned Subsidiaries) (a “Guarantor Business Combination Event”), unless the resulting, surviving or transferee Person is such Guarantor or, if not such Guarantor, expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Guarantor Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of such Guarantor’s obligations under this Indenture and the Notes.

(B)         Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee.  Before the effective time of any Guarantor Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Guarantor Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 9.04(A); and (ii) all conditions precedent to such Guarantor Business Combination Event provided in this Indenture have been satisfied.

(C)        Successor Corporation Substituted.  At the effective time of any Guarantor Business Combination Event that complies with Section 9.04(A) and Section 9.04(B), the surviving Person (if not the applicable Guarantor) will succeed to, and may exercise every right and power of, such Guarantor under this Indenture and the Notes with the same effect as if such surviving Person had been named as a Guarantor in this Indenture and the Notes, and, except in the case of a lease, the predecessor Guarantor will be discharged from its obligations under this Indenture and the Notes.

Section 9.05.   Future Guarantors.

If, after the Issue Date, any entity that is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia becomes a Subsidiary of the Company or any Guarantor (including by acquisition or creation), then the Company will, as soon as reasonably practicable but no later than ten (10) Business Days after such entity became such a Subsidiary, cause such Subsidiary to execute an amended or supplemental indenture pursuant to Section 8.01(B) causing such Subsidiary to become a Guarantor under this Indenture.

Section 9.06.   Application of Certain Provisions to the Guarantors.

(A)        Officer’s Certificates and Opinions of Counsel.  Upon any request or application by any Guarantor to the Trustee to take any action under this Indenture, the Trustee will be entitled to receive an Officer’s Certificate and an Opinion of Counsel pursuant to Section 12.02 with the same effect as if each reference to the Company in Section 12.02 or in the definitions of “Officer,” “Officer’s Certificate” or “Opinion of Counsel” were instead a reference to such Guarantor.

(B)         Company Order.  A Company Order may be given by any Guarantor with the same effect as if each reference to the Company in the definitions of “Company Order” or “Officer” were instead a reference to such Guarantor.

(C)         Notices and Demands.  Any notice or demand that this Indenture requires or permits to be given by the Trustee, or by any Holders, to the Company may instead be given to any Guarantor.

Article 10.     SATISFACTION AND DISCHARGE

Section 10.01.  Termination of Company’s Obligations.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(A)        all Notes then outstanding (other than Notes replaced pursuant to Section 2.12) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, a Fundamental Change Repurchase Date, the Maturity Date, upon conversion or otherwise) for an amount of cash and/or Ordinary Shares (or, if applicable, Reference Property) and cash (in lieu of fractional Ordinary Shares or, if applicable, Reference Property Units) (solely to satisfy amounts due and owing as a result of conversions of the Notes), as applicable, that has been fixed;

(B)        the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash and/or Ordinary Shares (or, if applicable, Reference Property) and cash (in lieu of fractional Ordinary Shares or, if applicable, Reference Property Units) (solely to satisfy amounts due and owing as a result of conversions of the Notes) sufficient to satisfy all amounts or other property (including, if applicable, all related Additional Amounts) due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.12);

(C)         the Company has paid all other amounts payable by it under this Indenture; and

(D)         the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Article 11 and Section 12.01 will survive such discharge and, until no Notes remain outstanding, Section 2.14 and the obligations of the Trustee, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 10.02.  Repayment to Company.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, will promptly deliver to the Company) any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two (2) years after the date on which such payment or delivery was due.  After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 10.03.  Reinstatement.

If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to Section 10.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 10.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.

Article 11.     TRUSTEE

Section 11.01.  Duties of the Trustee.

(A)        If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B)         Except during the continuance of an Event of Default:

(i)            the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)          in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel that are provided to the Trustee and conform to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture  (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(C)         The Trustee may not be relieved from liabilities for its negligence, bad faith or willful misconduct, except that:

(i)             this paragraph will not limit the effect of Section 11.01(B) or Section 11.01(E);

(ii)            the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)           the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06.

(D)         Each provision of this Indenture that in any way relates to the Trustee is subject to this Section 11.01, regardless of whether such provision so expressly provides.

(E)         No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(F)         The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

Section 11.02.  Rights of the Trustee.

(A)         The Trustee may conclusively rely on any document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B)         Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate, an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel; and the written advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C)         The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such attorney or agent appointed with due care.

(D)         The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E)         Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor will be sufficient if signed by an Officer of the Company or Guarantor, as applicable.

(F)         The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G)         The Trustee will not be responsible or liable for any punitive, special, indirect or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 11.03.  Individual Rights of the Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within ninety (90) days or resign as Trustee.  Each Note Agent will have the same rights and duties as the trustee under this Section 11.03.

Section 11.04.  Trustee’s Disclaimer.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication; (E) responsible to make any calculation with respect to any matter under this Indenture; and (F) under any duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

Section 11.05.  Notice of Defaults.

If a Default or Event of Default occurs and is continuing and is known to the Trustee, then the Trustee will send Holders a notice of such Default or Event of Default within ninety (90) days after it occurs or, if it is not known to the Trustee at such time, promptly (and in any event within ten (10) Business Days) after it becomes known to a Responsible Officer; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders.

Section 11.06.  Compensation and Indemnity.

(A)        The Company will, from time to time, pay the Trustee reasonable compensation for its acceptance of this Indenture and services under this Indenture.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(B)        The Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 11.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct.  The Trustee will promptly notify the Company of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 11.06(B), except to the extent the Company is materially prejudiced by such failure.  The Company will defend such claim, and the Trustee will cooperate in such defense.  If the Trustee is advised by counsel that it may have defenses available to it that are in conflict with the defenses available to the Company, or that there is an actual or potential conflict of interest, then the Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel (including the reasonable fees and expenses of counsel to the Trustee incurred in evaluating whether such a conflict exists).  The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own negligence, bad faith or willful misconduct. The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C)         The obligations of the Company under this Section 11.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D)         To secure the Company’s payment obligations in this Section 11.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E)        If the Trustee incurs expenses or renders services after an Event of Default pursuant to clause (ix) or (x) of Section 7.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 11.07.  Replacement of the Trustee.

(A)        Notwithstanding anything to the contrary in this Section 11.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 11.07.

(B)         The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company.  The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(i)             the Trustee fails to comply with Section 11.09;

(ii)            the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)           a custodian or public officer takes charge of the Trustee or its property; or

(iv)           the Trustee becomes incapable of acting.

(C)         If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee to replace such successor Trustee appointed by the Company.

(D)        If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least ten percent (10%) in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E)         If the Trustee, after written request by a Holder of at least six (6) months, fails to comply with Section 11.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F)         A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will send notice of its succession to Holders.  The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 11.06(D).

Section 11.08.  Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, then such corporation will become the successor Trustee without any further act.

Section 11.09.  Eligibility; Disqualification.

There shall at all times be a U.S. Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least the minimum amount required by the Trust Indenture Act.

Article 12.     MISCELLANEOUS

Section 12.01.  Notices.

Any notice or communication by the Company or any Guarantor or the Trustee to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company or any Guarantor:

Aegerion Pharmaceuticals, Inc.
[issuer’s address]
Attention: [General Counsel]

with a copy (which will not constitute notice) to:

[__]
[__]
Attention: [__]

If to the Trustee:

[trustee’s legal name]
[trustee’s address]
Facsimile: [__]
Attention: [__]

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing).  The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures.  The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities.

Section 12.02.  Delivery of Officer’s Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial authentication of Notes under this Indenture), the Company will furnish to the Trustee:

(A)        an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee that complies with Section 12.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee that complies with Section 12.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 12.03.  Statements Required in Officer’s Certificate and Opinion of Counsel.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A)         a statement that the signatory thereto has read such covenant or condition;

(B)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C)         a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D)         a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 12.04.  Rules by the Trustee, the Registrar and the Paying Agent.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.  No Personal Liability of Directors, Officers, Employees and Shareholders.

No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under this Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting any Note, each Holder waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Notes.

Section 12.06.  Governing Law; Waiver of Jury Trial.

THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE GUARANTEES OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE COMPANY, EACH GUARANTOR AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE , THE NOTES OR THE GUARANTEES.

Section 12.07.  Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 12.01 will be effective service of process for any such suit, action or proceeding brought in any such court.  Each of the Company, each Guarantor, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 12.08.  No Adverse Interpretation of Other Agreements.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 12.09.  Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors.  All agreements of the Trustee in this Indenture will bind its successors.

Section 12.10.  Force Majeure.

The Trustee and each Note Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility under this Indenture or the Notes by reason of any occurrence beyond its control (including any act or provision of any present or future law or regulation or governmental authority, act of God or war, civil unrest, local or national disturbance or disaster, act of terrorism or unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 12.11.  U.S.A. PATRIOT Act.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The Company agrees to provide the Trustee with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 12.12.  Calculations.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily Conversion Value, the Daily Cash Amount, the Daily Share Amount, accrued interest on the Notes and the Conversion Rate.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders.  The Company will provide a schedule of its calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification.  The Trustee will promptly forward a copy of each such schedule to a Holder upon its written request therefor.

Section 12.13.  Severability.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 12.14.  Counterparts.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, and all of them together represent the same agreement.  Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

Section 12.15.  Table of Contents, Headings, Etc.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 12.16.  Withholding Taxes.

Each Holder of a Note agrees, and each beneficial owner of an interest in a Global Note, by its acquisition of such interest, is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder or beneficial owner as a result of an adjustment to the Conversion Rate, then the Company or such withholding agent, as applicable, may, at its option, set off such payments against payments of cash or the delivery of other Conversion Consideration on such Note, any payments on the Ordinary Shares or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Note.

Section 12.17.  Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the Trust Indenture Act, then required provision of the Trust Indenture Act will control.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

Aegerion Pharmaceuticals, Inc.

By:
Name:
Title:

[guarantor’s Legal Name]

By:
Name:
Title:

[Trustee’s Legal Name]

By:
Name:
Title:

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

[Insert Global Note Legend, if applicable]

AEGERION PHARMACEUTICALS, INC.

5.00% Convertible Senior Note due [maturity year]

CUSIP No.:	[___]	Certificate No.	[___]
ISIN No.:	[___]

Aegerion Pharmaceuticals, Inc., a Delaware corporation, for value received, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of [___] dollars ($[___]) [(as revised by the attached Schedule of Exchanges of Interests in the Global Note)]1 on [maturity date] and to pay interest thereon, as provided in the Indenture referred to below, until the principal and all accrued and unpaid interest are paid or duly provided for.

Interest Payment Dates:	[Interest Payment Date #1] and [Interest Payment Date #2] of each year, commencing on [date].

Regular Record Dates:	[Regular Record Date #1] and [Regular Record Date #2].

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

[1]	Insert bracketed language for Global Notes only.

IN WITNESS WHEREOF, Aegerion Pharmaceuticals, Inc. has caused this instrument to be duly executed as of the date set forth below.

Aegerion Pharmaceuticals, Inc.

Date:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

[trustee’s legal name], as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

Date:	By:
Authorized Signatory

AEGERION PHARMACEUTICALS, INC.

5.00% Convertible Senior Note due [maturity year]

This Note is one of a duly authorized issue of notes of Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), designated as its 5.00% Convertible Senior Notes due [maturity year] (the “Notes”), all issued or to be issued pursuant to an indenture, dated as of [closing date] (as the same may be amended from time to time, the “Indenture”), among the Company, the Guarantors and [trustee’s legal name], as trustee.  Capitalized terms used in this Note without definition have the respective meanings ascribed to them in the Indenture.

The Indenture sets forth the rights and obligations of the Company, the Guarantors, the Trustee and the Holders and the terms of the Notes.  Notwithstanding anything to the contrary in this Note, to the extent that any provision of this Note conflicts with the provisions of the Indenture, the provisions of the Indenture will control.

1.           Interest.  This Note will accrue interest at a rate and in the manner set forth in Section 2.05 of the Indenture.  Stated Interest on this Note will begin to accrue from, and including, [date].

2.           Maturity.  This Note will mature on [maturity date], unless earlier repurchased, redeemed or converted.

3.           Guarantees. The Company’s obligations under the Indenture and the Notes are fully and unconditionally guaranteed by the Guarantors as provided in Article 9 of the Indenture.

4.           Method of Payment.  Cash amounts due on this Note will be paid in the manner set forth in Section 2.04 of the Indenture.

5.           Persons Deemed Owners.  The Holder of this Note will be treated as the owner of this Note for all purposes.

6.          Denominations; Transfers and Exchanges.  All Notes will be in registered form, without coupons, in principal amounts equal to any Authorized Denominations.  Subject to the terms of the Indenture, the Holder of this Note may transfer or exchange this Note by presenting it to the Registrar and delivering any required documentation or other materials and any amounts required by the Indenture.

7.           Right of Holders to Require the Company to Repurchase Notes upon a Fundamental Change.  If a Fundamental Change occurs, then each Holder will have the right to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) for cash in the manner, and subject to the terms, set forth in Section 4.02 of the Indenture.

8.           Right of the Company to Redeem the Notes.  The Company will have the right to redeem the Notes for cash in the manner, and subject to the terms, set forth in Section 4.03 of the Indenture.

9.           Conversion.  The Holder of this Note may convert this Note into Conversion Consideration in the manner, and subject to the terms, set forth in Article 5 of the Indenture.

10.          When the Company May Merge, Etc.  Article 6 of the Indenture places limited restrictions on the Parent’s and the Company’s ability to be a party to a Business Combination Event.

11.          Defaults and Remedies.  If an Event of Default occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding may (and, in certain circumstances, will automatically) become due and payable in the manner, and subject to the terms, set forth in Article 7 of the Indenture.

12.          Amendments, Supplements and Waivers.  The Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes or waive compliance with any provision of the Indenture or the Notes in the manner, and subject to the terms, set forth in Article 8 of the Indenture.

13.          No Personal Liability of Directors, Officers, Employees and Shareholders.  No past, present or future director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  By accepting any Note, each Holder waives and releases all such liability.  Such waiver and release are part of the consideration for the issuance of the Notes.

14.          Authentication.  No Note will be valid until it is authenticated by the Trustee.  A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

15.          Abbreviations.  Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

16.          Governing Law.  THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

* * *

To request a copy of the Indenture, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Aegerion Pharmaceuticals, Inc.
[issuer’s address]
Attention: [Chief Financial Officer]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE2

INITIAL PRINCIPAL AMOUNT OF THIS GLOBAL NOTE: $[___]

The following exchanges, transfers or cancellations of this Global Note have been made:

Date	Amount of Increase (Decrease) in Principal Amount of this Global Note	Principal Amount of this Global Note After Such Increase (Decrease)	Signature of Authorized Signatory of Trustee

[2]	Insert for Global Notes only.

CONVERSION NOTICE

AEGERION PHARMACEUTICALS, INC.

5.00% Convertible Senior Notes due [maturity year]

Subject to the terms of the Indenture, by executing and delivering this Conversion Notice, the undersigned Holder of the Note identified below directs the Company to convert (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.                      and Certificate No.                      .

The undersigned acknowledges that if the Conversion Date of a Note to be converted is after a Regular Record Date and before the next Interest Payment Date, then such Note, when surrendered for conversion, must, in certain circumstances, be accompanied with an amount of cash equal to the interest that would have accrued on such Note to, but excluding, such Interest Payment Date.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

[3]	Must be an Authorized Denomination.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

AEGERION PHARMACEUTICALS, INC.

5.00% Convertible Senior Notes due [maturity year]

Subject to the terms of the Indenture, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Note identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐	the entire principal amount of

☐	$ * aggregate principal amount of

the Note identified by CUSIP No.                      and Certificate No.                      .

The undersigned acknowledges that this Note, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

[4]	Must be an Authorized Denomination.

ASSIGNMENT FORM

AEGERION PHARMACEUTICALS, INC.

5.00% Convertible Senior Notes due [maturity year]

Subject to the terms of the Indenture, the undersigned Holder of the within Note assigns to:

Name:

Address:

Social security or tax identification number:

the within Note and all rights thereunder irrevocably appoints:

as agent to transfer the within Note on the books of the Company.  The agent may substitute another to act for him/her.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

TRANSFEREE ACKNOWLEDGEMENT

The undersigned represents that it is purchasing the within Note for its own account, or for one or more accounts with respect to which the undersigned exercises sole investment discretion, and that and the undersigned.

Dated:

(Name of Transferee)

By:
Name:
Title:

EXHIBIT B

FORM OF GLOBAL NOTE LEGEND

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE 2 OF THE INDENTURE HEREINAFTER REFERRED TO.

B-1